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                                                                   EXHIBIT 12.01

CITICORP
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In millions of dollars)

                                                                                 YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------------------
EXCLUDING INTEREST ON DEPOSITS:                                    2002     2001   2000 (1)    1999 (1)    1998 (1)
                                                                  ------   ------  --------    --------    --------
FIXED CHARGES:
  INTEREST EXPENSE (OTHER THAN INTEREST ON DEPOSITS)             $ 6,282  $ 8,316  $  8,722    $  7,795    $  7,308
  INTEREST FACTOR IN RENT EXPENSE                                    322      303       283         235         213
                                                                 -------  -------  --------    --------    --------

    TOTAL FIXED CHARGES                                          $ 6,604  $ 8,619  $  9,005    $  8,030    $  7,521
                                                                 =======  =======  ========    ========    ========

INCOME:
  INCOME BEFORE TAXES, MINORITY INTEREST AND
    CUMULATIVE EFFECT OF ACCOUNTING CHANGES                      $16,166  $15,221  $ 12,876    $ 10,496    $  6,732
  FIXED CHARGES                                                    6,604    8,619     9,005       8,030       7,521
                                                                 -------  -------  --------    --------    --------

    TOTAL INCOME                                                 $22,770  $23,840  $ 21,881    $ 18,526    $ 14,253
                                                                 =======  =======  ========    ========    ========

RATIO OF INCOME TO FIXED CHARGES EXCLUDING INTEREST ON DEPOSITS     3.45     2.77      2.43        2.31        1.90
                                                                 =======  =======  ========    ========    ========

INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
  INTEREST EXPENSE                                               $15,079  $20,181  $ 22,045    $ 18,606    $ 18,868
  INTEREST FACTOR IN RENT EXPENSE                                    322      303       283         235         213
                                                                 -------  -------  --------    --------    --------

    TOTAL FIXED CHARGES                                          $15,401  $20,484  $ 22,328    $ 18,841    $ 19,081
                                                                 =======  =======  ========    ========    ========

INCOME:
  INCOME BEFORE TAXES, MINORITY INTEREST AND
    CUMULATIVE EFFECT OF ACCOUNTING CHANGES                      $16,166  $15,221  $ 12,876    $ 10,496    $  6,732
  FIXED CHARGES                                                   15,401   20,484    22,328      18,841      19,081
                                                                 -------  -------  --------    --------    --------

    TOTAL INCOME                                                 $31,567  $35,705  $ 35,204    $ 29,337    $ 25,813
                                                                 =======  =======  ========    ========    ========

RATIO OF INCOME TO FIXED CHARGES INCLUDING INTEREST ON DEPOSITS     2.05     1.74      1.58        1.56        1.35
                                                                 =======  =======  ========    ========    ========

Note:
(1) On November 30, 2000, Citigroup Inc. completed its acquisition of Associates First Capital Corporation (Associates) in a transaction accounted for as a pooling of interests. Subsequent to the acquisition, Associates was contributed to and became a wholly owned subsidiary of Citicorp and Citicorp issued a full and unconditional guarantee of the outstanding long-term debt securities and commercial paper of Associates.